AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Bond Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Tax-Free Bond Fund (formerly, INVESCO Tax-Free Long-Term Bond Fund), and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Tax-Free Bond Fund, to the same extent as if the INVESCO Tax-Free Bond Fund was to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO Tax-Free Bond Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.55% on the first $300 million of the Fund's average net assets, 0.45% of the next $200 million of the Fund's average net assets and 0.35% of the Fund's average net assets over $500 million.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 13th day of August, 1999.
                              INVESCO BOND FUNDS, INC.


                              By:  /s/ Mark H. Williamson
                                   -----------------------
                                     Mark H. Williamson
                                     President
ATTEST:

/s/ Glen A. Payne
-----------------------
Glen A. Payne, Secretary
                              INVESCO FUNDS GROUP, INC.


                              By:  /s/ Ronald L. Grooms
                                   -----------------------
                                     Ronald L. Grooms
                                     Senior Vice President

ATTEST:

/s/ Glen A. Payne
-----------------------
Glen A. Payne, Secretary